Exhibit 5.1

January 3, 2012

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re: Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statements on Form S-8 (No. 333-145610), (No. 333-145609), (No. 333-127296), (No. 333-76324), (No. 333-41226), (No. 333-41224) and (No. 333-51959), each as amended by Post-Effective Amendment No. 1 (as so amended, and excluding the documents incorporated by reference therein, the “Registration Statements”) registering the offer and sale of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to American Tower Corporation 2007 Equity Incentive Plan, the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan, the SpectraSite, Inc. 2003 Equity Incentive Plan, the American Tower Corporation 2000 Employee Stock Purchase Plan and the American Tower Retirement Savings Plan (the “Plans”).

American Tower Corporation, p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statements and the documents incorporated by reference therein;

(b)	copies of the Plans; and

(c)	copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statements, including this exhibit.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Arthur H. Kohn
Arthur H. Kohn, a Partner